EXHIBIT 99.2

PRESS RELEASE

PACIFICARE HEALTH SYSTEMS TERMINATES TENDER OFFER FOR
OUTSTANDING 7% SENIOR NOTES

SANTA ANA, Calif., July 31, 2001 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY) announced today that it will terminate its cash tender offer for all of the outstanding 7% Senior Notes due 2003 of its wholly-owned subsidiary, PacifiCare Health Plans Administrators, Inc., made pursuant to the Offer and Consent Solicitation Statement dated June 1, 2001 (the “Offer”). The Company will not accept for purchase any of the 7% Senior Notes tendered and, pursuant to the terms of the Offer and applicable law, will not accept the consents that it received pursuant to the consent solicitation conducted as part of the tender offer and will promptly return all of the 7% Senior Notes tendered.

Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies. Primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight western states and Guam, serving approximately 3.7 million members as of March 31, 2001. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including the Company’s expectations as to any future refinancing of its indebtedness. Such forward looking statements are subject to certain risks and uncertainties that could cause actual facts to differ materially from those we anticipate. The company can offer no assurances that it can complete any refinancing of its indebtedness, or that if it does, what the impact of any such refinancing will have on its results of operations and financial condition.

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CONTACT:

Suzanne C. Shirley
Investor Relations
(714) 825-5491